Exhibit 99.1
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612 303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2008
Fourth Quarter and Year-end Results
Financial Results Include a Number of Significant Items, Primarily Non-Cash
MINNEAPOLIS — February 2, 2009 — Piper Jaffray Companies (NYSE: PJC) today announced a net loss from continuing operations of $153.0 million, or $9.76 per diluted share, for the quarter ended December 31, 2008. Substantially all of the loss was attributable to a number of significant items that totaled $146.3 million after-tax, or $9.33 per diluted share, $127.1 million of which were non-cash. In the fourth quarter of 2007, net income from continuing operations was $6.5 million, or $0.37 per diluted share. Net income from continuing operations in the third quarter of 2008 was a loss of $27.5 million, or $1.75 per diluted share. Fourth quarter 2008 net revenues from continuing operations were $59.4 million, compared to $147.9 million in the year-ago period, which was a record for the firm since becoming a public company. Net revenues declined 19 percent compared to the third quarter of 2008. Comparative results for 2007 and 2008 in this earnings release have been restated as more fully described below.
The significant items that impacted the fourth quarter 2008 financial results were:
•	A $127.1 million after-tax, or $8.11 per diluted share, ($130.5 million pre-tax) non-cash charge for impairment of goodwill related to our capital markets business, largely a legacy from the acquisition of Piper Jaffray by U.S. Bancorp in 1998. There was no goodwill or intangible impairment associated with the acquisition of Fiduciary Asset Management (FAMCO).

•	$10.9 million after-tax, or $0.69 per diluted share, ($17.7 million pre-tax) of losses associated with aircraft structured products inventory and the remaining tender option bond (TOB) municipal bond portfolio. Approximately $12 million of the losses were unrealized.

•	$5.9 million after-tax, or $0.38 per diluted share, ($9.7 million pre-tax) for a restructuring charge, which included $4.1 million after-tax expense for severance costs resulting from an additional 8 percent reduction of personnel in the fourth quarter and $1.6 million after-tax expense related to leased office space.

•	$2.4 million after-tax, or $0.15 per diluted share, ($3.9 million pre-tax) of expense for a write-off related to travel and legal expenses for equity financings that were not completed.
“Operating conditions further deteriorated in the fourth quarter affecting nearly all of our businesses. We took steps to reduce our operating cost structure and manage and mitigate risk exposure,” said Chairman and Chief Executive Officer Andrew S. Duff. “Our actions were not able to overcome the severe market conditions and our operating results suffered.”
Duff said, “Despite this extraordinarily difficult operating backdrop, we are very mindful that our firm has a unique opportunity to capitalize on the turmoil in the competitive landscape. During 2008, we enhanced our talent base by adding nearly 47 senior client-facing professionals. Together with the investments that we have made to enhance our franchise across geography, sectors and products, we are well positioned to gain market share and capitalize on more positive market cycles.”
Change in Stock-Based Compensation Accounting Treatment and Restatement
In January 2009, the company in consultation with its auditor, Ernst & Young LLP, determined that the post-termination provisions for certain equity awards granted in 2008, 2007 and 2006 did not meet the criteria for an in-substance service condition as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which the company adopted on January 1, 2006. This determination necessitated restating results for 2008, 2007 and 2006 to recognize expense for all of the outstanding affected equity awards in the year in which those awards were deemed to be earned rather than over the three-year vesting period.

The total expense impact resulting from the revised stock-based compensation treatment was $51.7 million after-tax ($81.5 million pre-tax), which includes the unamortized expense for the outstanding affected equity awards that were granted in 2008, 2007 and 2006 and an accrual for the equity awards earned in 2008 that will be granted in February 2009. The total expense was largely non-cash. The cumulative impact on shareholders’ equity was an increase of $29.9 million after-tax, essentially all driven by the deferred tax benefit associated with the increase in expense.
As a result of the revised stock-based compensation treatment, 2009 and future years’ compensation expense (based on current compensation plans) will reflect all of the cost for annual stock-based awards earned each year. Therefore, compensation expense will more closely match the revenue generated in a particular year. Compensation expense for 2009 will be reduced as a result of the revised stock-based compensation treatment, and will be reflected in a lower compensation ratio by approximately four percentage points, or a goal of approximately 60 percent for 2009.
Outstanding equity awards will continue to vest on a three-year cliff vesting schedule, and post-termination provisions will continue to apply unaffected by the change in accounting treatment. Performance-based, retention and certain recruiting awards will continue to be amortized over the vesting period.
The supplemental restated schedules attached to this earnings release display the impacts to the financial results for 2008, 2007 and 2006. The following summarizes the financial impacts to net income/(loss), shareholders’ equity and fully diluted EPS:

•	A decrease in the net loss of $4.6 million for the nine months ended 2008, and a net decrease in shareholders’ equity of $4.1 million in 2008.

•	A decrease in net income of $20.3 million for fiscal year 2007, and a net increase in shareholders’ equity of $11.6 million in 2007.

•	A decrease in net income of $39.8 million for fiscal year 2006, and a net increase in shareholders’ equity of $23.9 million in 2006.

	As Reported		Restated		Difference
	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Income/(loss) from continuing operations
Nine Months Ended Sept. 30, 2008	$(2.20)	$(2.20)	$(1.92)	$(1.92)	$0.28	$0.28

For the Year Ended 2007	2.73	2.59	1.50	1.36	(1.23)	(1.23)

For the Year Ended 2006	3.49	3.32	1.29	1.19	(2.20)	(2.13)
Additional information regarding the restatement will be set forth in the company’s current report on Form 8-K dated today and in its forthcoming annual report on Form 10-K for the year ended December 31, 2008. The preliminary restated information included in this press release is subject to completion of the audit of the company’s financial statements.
Results of Continuing Operations
Fourth Quarter
Net Revenues
Investment Banking
For the fourth quarter of 2008, total investment banking revenues were $25.5 million, down 74 percent and 50 percent compared to the fourth quarter of 2007 and the third quarter of 2008, respectively. Industry-wide market conditions further eroded in the quarter, significantly reducing activity in equity financings, mergers and acquisitions and public finance. For example, during the fourth quarter of 2008, only one IPO was completed in the U.S., ending a year with the lowest level of IPOs since the 1970s. In addition, industry statistics reflect that compared to the third quarter of 2008, the number of completed merger and acquisition transactions declined by nearly 30 percent and the par value of total public finance underwriting declined by 23 percent.

•	Equity financing revenues were $4.2 million, down 90 percent compared to the fourth quarter of 2007, and down 63 percent compared to the third quarter of 2008. The company participated as a co-manager in the only completed U.S. IPO in the quarter.

•	Advisory services revenues were $10.6 million, down 71 percent compared to the year-ago period, and down 50 percent compared to the third quarter of 2008. The decline was driven by lower activity and revenue per transaction.

•	Fixed income financing revenues were $10.7 million, down 36 percent compared to the same period last year, and down 40 percent compared to the third quarter of 2008. The declines compared to both periods were mainly driven by lower public finance underwriting activity.
The following is a recap of completed deal information for the fourth quarter of 2008:
•	5 equity financings raising a total of $377 million in capital. Of the completed transactions, 2 were U.S. public offerings.

•	12 merger and acquisition transactions with an aggregate enterprise value of $2.2 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions.

•	76 tax-exempt issues with a total par value of $1.2 billion.
Institutional Sales and Trading
For the quarter ended December 31, 2008, institutional sales and trading generated net revenues of $28.5 million, down 38 percent from the same quarter last year and up 58 percent compared to the third quarter of 2008.
•	Equities sales and trading revenues were $28.0 million, down 20 percent compared to the year-ago period, mainly due to lower Hong Kong activity and reduced results in proprietary trading. Revenues declined 21 percent compared to the third quarter of 2008, mainly due to lower U.S. client activity.

•	Fixed income sales and trading revenues were $0.4 million, compared to $11.2 million in the same period last year, and negative $17.3 million in the third quarter of 2008, which included a $21.7 million pre-tax loss related to the company’s TOB portfolio. In the fourth quarter of 2008, municipal secondary sales and trading, municipal proprietary trading, and taxable sales and trading all recorded solid performance. These results were nearly offset by negative revenues of $7.7 million resulting from mark-to-market adjustments on aircraft asset-backed securities and $1.4 million for a 100 percent reserve against a receivable from Lehman Brothers. In addition, the remaining TOB portfolio recorded negative revenues of $10.0 million related to hedging strategies as correlations broke down. Approximately half of the TOB losses were realized.
Fourth Quarter
Non-Interest Expenses
For the fourth quarter of 2008, compensation and benefits expenses were $48.7 million, down 52 percent compared to the fourth quarter of 2007 and down 40 percent compared to the third quarter of 2008. The decreases compared to both periods were mainly driven by significantly reduced incentives due to lower financial results.
The compensation ratio for the fourth quarter of 2008 was 81.9 percent, compared to 68.2 percent in the fourth quarter of 2007, and 109.4 percent in the third quarter of 2008.
For the fourth quarter of 2008, non-compensation expenses were $179.3 million, compared to $41.7 million in the fourth quarter of 2007 and $39.8 million in the third quarter of 2008. The fourth quarter of 2008 included several significant items which increased expenses by $144.1 million pre-tax:
•	A $130.5 million pre-tax, non-cash charge for impairment of goodwill related to our capital markets business, largely a legacy from the acquisition of Piper Jaffray by U.S. Bancorp in 1998. (There was no goodwill or intangible impairment associated with the acquisition of FAMCO.)

•	$9.7 million for a restructuring charge, which included $6.7 million pre-tax expense for severance costs resulting from an additional 8 percent reduction of personnel in the fourth quarter and $2.6 million pre-tax expense related to leased office space.

•	$3.9 million of pre-tax expense for a write-off related to travel and legal expenses for equity financings that were not completed.
Full Year 2008
For the full year of 2008, continuing operations generated a net loss of $183.5 million, or $11.59 per diluted share. For the full year of 2007, continuing operations generated net income of $24.6 million, or $1.36 per diluted share.
For 2008, net revenues from continuing operations were $326.4 million, down 35 percent from $504.4 million reported in 2007. Equity sales and trading revenues were $129.9 million, up 9 percent year-over-year. Fixed income sales and trading produced positive revenues for the year of $6.3 million despite severe conditions throughout 2008. Within fixed income sales and trading, municipal sales and trading, municipal proprietary trading, and taxable sales and trading revenues were strong and in aggregate doubled from the previous year. However, due to the turmoil in the financial markets, lower revenues in investment banking, high yield and structured products, and TOBs largely offset the positive results.
The following is a recap of completed deal information for the full year of 2008:
•	42 equity financings raising a total of $26.2 billion in capital, and the company was bookrunner on 11 of the equity financings. Of the completed transactions, 21 were U.S. public offerings.

•	51 merger and acquisition transactions with an aggregate enterprise value of $11.6 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions.

•	347 tax-exempt issues with a total par value of $7.3 billion.

Full Year 2008
Non-Interest Expenses
For the full year of 2008, compensation and benefits expenses were $249.4 million, compared to $329.8 million in 2007. The compensation ratio for 2008 was 76.4 percent compared to 65.4 percent for 2007.
Non-compensation expenses for the full year were $300.6 million, compared to $144.1 million in 2007. Full year 2008 non-compensation expenses included several significant items which increased expenses:
•	A $130.5 million pre-tax, non-cash charge for impairment of goodwill related to our capital markets business, largely a legacy from the acquisition of Piper Jaffray by U.S. Bancorp in 1998.

•	$17.9 million of pre-tax restructuring charges, which included a $12.5 million pre-tax expense for severance costs resulting from a 13 percent reduction of personnel and $5.0 million of pre-tax expense related to leased office space.

•	$8.0 million of pre-tax incremental costs (other than restructuring expenses) associated with a full year of results for FAMCO and Piper Jaffray Asia, businesses acquired during 2007.

•	$8.0 million of pre-tax expense for a write off related to travel and legal expenses for equity financings that were not completed.
For the full year of 2008, pre-tax operating margin from continuing operations was negative 68.5 percent, 50.4 percentage points of which were attributable to the significant items outlined above. For the full year 2007, pre-tax operating margin was 6.0 percent.

Additional Shareholder Information

	As of Dec. 31, 2008	As of Sept. 30, 2008	As of Dec. 31, 2007
Full time employees:	1,045	1,140	1,205
FAMCO AUM	$5.9 billion	$7.4 billion	$9.0 billion
Shareholders’ equity*:	$764.4 million	$922.6 million	$948.0 million
Annualized Return on Average Tangible Shareholders’ Equity*[1]	(18.2)%	(17.7)%	4.2%
Book value per share*:	$48.74	$58.85	$60.53
Tangible book value per share*:	$37.57	$39.72	$41.25

*	As restated

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings less goodwill impairment charge by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008
Shareholders’ equity	$843,479	$933,857	$764,399
Deduct: Goodwill and identifiable intangible assets	268,605	310,876	175,105

Tangible shareholders’ equity	$574,874	$622,981	$589,294

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Monday, February 2 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 80642497 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on February 2, 2008 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.

About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 28 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results (including expectations regarding revenue and expense levels, the compensation ratio, and break-even performance), liquidity and capital resources, expectations regarding inventory positions, changes in our accounting policy related to stock-based compensation, our planned financial restatements and estimation of restatement amounts, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) our ability to manage expenses to attain break-even performance at reduced revenue levels may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses during the year, (5) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (6) an inability to readily divest or transfer inventory positions may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, (7) the use of estimates and valuations in the application of our accounting policies, particularly our critical accounting policies, require significant estimation and judgment by management, (8) the results of the audit of our restated financial information could require adjustments to such information, and (9) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2009 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended					For the Year Ended
		Sept. 30,	Dec. 31,	Percent Inc/(Dec)			Dec. 31,
	Dec. 31,	2008	2007	4Q ’08	4Q ’08	Dec. 31,	2007	Percent
(Amounts in thousands, except per share data)	2008	Restated	Restated	vs. 3Q ’08	vs. 4Q ’07	2008	Restated	Inc/(Dec)
Revenues:
Investment banking	$23,985	$48,313	$93,547	(50.4)%	(74.4)%	$159,747	$302,428	(47.2)%
Institutional brokerage	23,359	12,834	39,549	82.0	(40.9)	117,201	151,464	(22.6)
Interest	9,714	10,509	14,644	(7.6)	(33.7)	48,496	60,873	(20.3)
Asset management	3,985	4,314	5,344	(7.6)	(25.4)	16,969	6,446	163.2
Other income	1,170	697	1,716	67.8	(31.8)	2,639	6,856	(61.5)

Total revenues	62,213	76,667	154,800	(18.9)	(59.8)	345,052	528,067	(34.7)

Interest expense	2,803	3,148	6,923	(11.0)	(59.5)	18,655	23,689	(21.3)

Net revenues	59,410	73,519	147,877	(19.2)	(59.8)	326,397	504,378	(35.3)

Non-interest expenses:
Compensation and benefits	48,653	80,421	100,824	(39.5)	(51.7)	249,438	329,811	(24.4)
Occupancy and equipment	8,699	8,092	8,710	7.5	(0.1)	33,034	32,482	1.7
Communications	5,893	6,597	6,476	(10.7)	(9.0)	25,098	24,772	1.3
Floor brokerage and clearance	2,892	3,342	3,446	(13.5)	(16.1)	12,787	14,701	(13.0)
Marketing and business development	5,673	6,099	8,494	(7.0)	(33.2)	25,249	26,619	(5.1)
Outside services	11,992	9,270	10,021	29.4	19.7	41,212	34,594	19.1
Restructuring-related expenses	9,712	4,570	—	112.5	N/M	17,865	—	N/M
Goodwill impairment	130,500	—	—	N/M	N/M	130,500	—	N/M
Other operating expenses	3,923	1,830	4,506	114.4	(12.9)	14,821	10,970	35.1

Total non-interest expenses	227,937	120,221	142,477	89.6	60.0%	550,004	473,949	16.0%

Income/(loss) from continuing operations before income tax expense/(benefit)	(168,527)	(46,702)	5,400	260.9	N/M	(223,607)	30,429	N/M

Income tax expense/(benefit)	(15,496)	(19,166)	(1,094)	(19.1)	N/M	(40,133)	5,790	N/M

Net income/(loss) from continuing operations	(153,031)	(27,536)	6,494	455.7	N/M	(183,474)	24,639	N/M

Income/(loss) from discontinued operations, net of tax	(287)	(653)	—	(56.0)	N/M	499	(2,696)	N/M

Net income/(loss)	$(153,318)	$(28,189)	$6,494	443.9%	N/M	$(182,975)	$21,943	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$(9.76)	$(1.75)	$0.41	457.7%	N/M	$(11.59)	$1.50	N/M
Income/(loss) from discontinued operations	(0.02)	(0.04)	—	(50.0)	N/M	0.03	(0.16)	N/M

Earnings per basic common share	$(9.78)	$(1.79)	$0.41	446.4%	N/M	$(11.55)	$1.33	N/M

Earnings per diluted common share
Income/(loss) from continuing operations	$(9.76)	$(1.75)	$0.37	457.7%	N/M	$(11.59)	$1.36	N/M
Income/(loss) from discontinued operations	(0.02)	(0.04)	—	(50.0)	N/M	0.03	(0.15)	N/M

Earnings per diluted common share	$(9.78)	$(1.79)	$0.37	(446.4)%	N/M	$(11.55)	$1.21	N/M

Weighted average number of common shares outstanding
Basic	15,676	15,772	15,663	(0.6)%	0.1%	15,837	16,474	(3.9)%
Diluted	15,676	15,772	17,381	(0.6)%	(9.8)%	15,837	18,117	(12.6)%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended					For the Year Ended
		Sept. 30,	Dec. 31,	Percent Inc/(Dec)			Dec. 31,
	Dec. 31,	2008	2007	4Q ’08	4Q ’08	Dec. 31,	2007	Percent
(Dollars in thousands)	2008	Restated	Restated	vs. 3Q ’08	vs. 4Q ’07	2008	Restated	Inc/(Dec)
Investment banking
Financing
Equities	$4,225	$11,397	$42,985	(62.9)%	(90.2)%	$40,845	$141,981	(71.2)%
Debt	10,687	17,771	16,713	(39.9)	(36.1)	63,125	80,045	(21.1)
Advisory services	10,584	21,358	36,747	(50.4)	(71.2)	68,523	89,449	(23.4)

Total investment banking	25,496	50,526	96,445	(49.5)	(73.6)	172,493	311,475	(44.6)

Institutional sales and trading
Equities	28,040	35,302	34,639	(20.6)	(19.1)	129,867	119,688	8.5
Fixed income	432	(17,280)	11,185	N/M	(96.1)	6,295	61,122	(89.7)

Total institutional sales and trading	28,472	18,022	45,824	58.0	(37.9)	136,162	180,810	(24.7)

Asset management	3,985	4,314	5,344	(7.6)	(25.4)	16,969	6,446	163.2

Other income	1,457	657	264	121.6	451.9	773	5,647	(86.3)

Net revenues	$59,410	$73,519	$147,877	(19.2)%	(59.8)%	$326,397	$504,378	(35.3)%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Nine Months Ended
	Sept. 30,			Sept. 30,
	2008			2008
(Amounts in thousands, except per share data)	As Reported		Adjustments	Restated
Revenues:
Investment banking	$135,762		$—	$135,762
Institutional brokerage	93,842		—	93,842
Interest	38,782		—	38,782
Asset management	12,984		—	12,984
Other income	(2,173)		3,642	1,469

Total revenues	279,197		3,642	282,839

Interest expense	15,852		—	15,852

Net revenues	263,345		3,642	266,987

Non-interest expenses:
Compensation and benefits	203,823		(3,038)	200,785
Occupancy and equipment	24,335		—	24,335
Communications	19,205		—	19,205
Floor brokerage and clearance	9,895		—	9,895
Marketing and business development	19,576		—	19,576
Outside services	29,220		—	29,220
Restructuring-related expenses	10,213		(2,060)	8,153
Other operating expenses	10,898		—	10,898

Total non-interest expenses	327,165		(5,098)	322,067

Loss from continuing operations before income tax benefit	(63,820)		8,740	(55,080)

Income tax benefit	(28,799)		4,162	(24,637)

Net loss from continuing operations	(35,021)		4,578	(30,443)

Income from discontinued operations, net of tax	786		—	786

Net loss	$(34,235)		$4,578	$(29,657)

Earnings per basic common share
Loss from continuing operations	$(2.20)			$(1.92)
Income from discontinued operations	0.05			0.05

Earnings per basic common share	$(2.15)			$(1.87)

Earnings per diluted common share
Loss from continuing operations	$(2.20)			$(1.92)
Income from discontinued operations	0.05			0.05

Earnings per diluted common share	$(2.15	) (1)		$(1.87	) (1)

Weighted average number of common shares outstanding
Basic	15,891		—	15,891
Diluted	15,891	(1)	—	15,891	(1)

(1)	In accordance with SFAS 128, earnings per diluted common share is not calculated in periods a loss is incurred.

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Year Ended
	Dec. 31,		Dec. 31,
	2007		2007
(Amounts in thousands, except per share data)	As Reported	Adjustments	Restated
Revenues:
Investment banking	$302,428	$—	$302,428
Institutional brokerage	151,464	—	151,464
Interest	60,873	—	60,873
Asset management	6,446	—	6,446
Other income	1,400	5,456	6,856

Total revenues	522,611	5,456	528,067

Interest expense	23,689	—	23,689

Net revenues	498,922	5,456	504,378

Non-interest expenses:
Compensation and benefits	291,870	37,941	329,811
Occupancy and equipment	32,482	—	32,482
Communications	24,772	—	24,772
Floor brokerage and clearance	14,701	—	14,701
Marketing and business development	26,619	—	26,619
Outside services	34,594	—	34,594
Other operating expenses	10,970	—	10,970

Total non-interest expenses	436,008	37,941	473,949

Income from continuing operations before income tax expense	62,914	(32,485)	30,429

Income tax expense	17,887	(12,097)	5,790

Net income from continuing operations	45,027	(20,388)	24,639

Loss from discontinued operations, net of tax	(2,811)	115	(2,696)

Net income	$42,216	$(20,273)	$21,943

Earnings per basic common share
Income from continuing operations	$2.73		$1.50
Loss from discontinued operations	(0.17)		(0.16)

Earnings per basic common share	$2.56		$1.33

Earnings per diluted common share
Income from continuing operations	$2.59		$1.36
Loss from discontinued operations	(0.16)		(0.15)

Earnings per diluted common share	$2.43		$1.21

Weighted average number of common shares outstanding
Basic	16,474	—	16,474
Diluted	17,355	762	18,117

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Year Ended
	Dec. 31,		Dec. 31,
	2006		2006
(Amounts in thousands, except per share data)	As Reported	Adjustments	Restated
Revenues:
Investment banking	$298,309	$—	$298,309
Institutional brokerage	160,502	—	160,502
Interest	64,110	—	64,110
Asset management	222	—	222
Other income	12,094	2,114	14,208

Total revenues	535,237	2,114	537,351

Interest expense	32,303	—	32,303

Net revenues	502,934	2,114	505,048

Non-interest expenses:
Compensation and benefits	291,265	66,639	357,904
Occupancy and equipment	30,660	—	30,660
Communications	23,189	—	23,189
Floor brokerage and clearance	13,292	—	13,292
Marketing and business development	24,664	—	24,664
Outside services	28,053	—	28,053
Other operating expenses	(6,062)	—	(6,062)

Total non-interest expenses	405,061	66,639	471,700

Income from continuing operations before income tax expense	97,873	(64,525)	33,348

Income tax expense	34,974	(24,764)	10,210

Net income from continuing operations	62,899	(39,761)	23,138

Income from discontinued operations, net of tax	172,354	(67)	172,287

Net income	$235,253	$(39,828)	$195,425

Earnings per basic common share
Income from continuing operations	$3.49		$1.29
Income from discontinued operations	9.57		9.57

Earnings per basic common share	$13.07		$10.86

Earnings per diluted common share
Income from continuing operations	$3.32		$1.19
Income from discontinued operations	9.09		8.88

Earnings per diluted common share	$12.40		$10.07

Weighted average number of common shares outstanding
Basic	18,002	—	18,002
Diluted	18,968	431	19,399

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

(Amounts in thousands)	As Reported	Adjustments	Restated
1/1/06 Shareholders’ equity	$754,827	$—	$754,827
2006 Net income	235,253	(39,828)	195,425
Other shareholders’ equity	(65,641)	63,709	(1,932)

12/31/06 Shareholders’ equity	924,439	23,881	948,320
2007 Net income	42,216	(20,273)	21,943
Other shareholders’ equity	(54,066)	31,837	(22,229)

12/31/07 Shareholders’ equity	912,589	35,445	948,034
2008 Net loss	(34,235)	4,578	(29,657)
Other shareholders’ equity	12,826	(8,644)	4,182

9/30/08 Shareholders’ equity	$891,180	$31,379	$922,559

9/30/08 Shareholders’ equity restated	$922,559
Q4 2008 Net loss	(153,318)
Q4 Other shareholders’ equity	(4,842)

12/31/2008 Shareholders’ equity	$764,399